FOR IMMEDIATE RELEASE
April 9, 2014

Contacts:

Media	Investors
Maureen Brown 614.480.5512 maureen.brown@huntington.com	Todd Beekman 614.480.3878 todd.beekman@huntington.com	Mark Muth 614.480.4720 mark.muth@huntington.com

HUNTINGTON BANCSHARES TO ACQUIRE 11 BRANCHES
IN CENTRAL AND EAST MICHIGAN

Huntington National Bank purchase expands Huntington’s Michigan market presence and adds approximately $450 million in deposits

COLUMBUS, Ohio – Huntington Bancshares Incorporated (NASDAQ: HBAN; www.huntington.com) announced today the signing of a definitive agreement under which Huntington National Bank will purchase 11 branches in Central and East Michigan from Bank of America Corporation. Huntington’s acquisition will increase the bank’s Michigan branch total to 173 statewide including 80 locations in the bank’s East Michigan region.

Huntington will purchase approximately $450 million in deposits, for a deposit premium of 3.5 percent based on deposit balances near the time the transaction closes. The transaction to acquire branches and deposits excludes loans and is expected to be completed in the second half of 2014, subject to the satisfaction of customary closing conditions, including regulatory approvals.

“We look forward to welcoming these new Michigan customers to Huntington as we enhance our branch service network in an important part of the state,” said Stephen D. Steinour, chairman, president and CEO of Huntington. “We are also looking forward to welcoming new colleagues from these branches retaining Michigan jobs. This acquisition underscores Huntington’s ongoing commitment to Michigan.”

Huntington’s branch network will expand into Midland, Alma, Port Huron, Gratiot, St. Clair, Algonac and Richmond via the acquisition, and grow in the Saginaw and Bay City areas, completing the introduction of Huntington in-store Meijer branch locations. The Michigan acquisition follows the recent successful completion of Huntington’s purchase of Camco Financial Corp. with locations in Ohio, Kentucky and West Virginia.

Huntington’s announcement today is the latest display of the bank’s commitment to growth in Michigan. Huntington has engaged in a series of public-private partnerships with the state of Michigan and Michigan Economic Development Corporation since 2011, including the successful completion of a $2 billion statewide lending commitment to commercial and small businesses. The bank is also engaged in ongoing strategic partnership with Meijer that has added nearly 40 in-store locations since its launch in 2012, and will comprise more than 80 total in-store Michigan locations by 2020.

Huntington’s new customers will be able to take advantage of the bank’s unique products including Asterisk-Free Checking®, a checking account with no monthly fee and no minimum balance requirement that comes with 24-Hour Grace® providing the opportunity to avoid overdraft fees. The transition will also further extend Huntington’s business banking reach as the No. 1 Small Business Administration lender in Michigan.

Following completion of the acquisition, customers also will have access to Huntington’s entire 1,500-ATM network throughout the Midwest, with no service charge, as well as more than 700 traditional and in-store branch locations.

For more information on Huntington products and services, customers can call 1-800-480-BANK (2265) or visit www.huntington.com.

About Huntington

Huntington Bancshares Incorporated is a $59 billion regional bank holding company headquartered in Columbus, Ohio. The Huntington National Bank, founded in 1866, and its affiliates provide full-service commercial, small business, and consumer banking services; mortgage banking services; treasury management and foreign exchange services; equipment leasing; wealth and investment management services; trust services; brokerage services; customized insurance brokerage and service programs; and other financial products and services. The principal markets for these services are Huntington’s six-state retail banking franchise: Ohio, Michigan, Pennsylvania, Indiana, West Virginia, and Kentucky. The primary distribution channels include a banking network of more than 700 traditional branches and convenience branches located in grocery stores and retirement centers, and through an array of alternative distribution channels including internet and mobile banking, telephone banking, and more than 1,500 ATMs. Through automotive dealership relationships within its six-state retail banking franchise area and selected other Midwest and New England states, Huntington also provides commercial banking services to the automotive dealers and retail automobile financing for dealer customers.

Member FDIC. ®, Huntington®, Asterisk-Free Checking® and 24-Hour Grace® are federally registered service marks of Huntington Bancshares Incorporated.

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